As submitted to the Securities and Exchange Commission on December 1, 2023

Registration No. 333-273097

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4 to

FORM F-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THE ROYALAND COMPANY LTD.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Bermuda	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Clarendon House, 2 Church Street

Hamilton, Pembroke, HM11

Bermuda

+1 441 295 1422

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Benjamin A. Tan, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The registrant is filing this Amendment No. 4 (the “Amendment No. 4”) to its registration statement on Form F-1 (the “Registration Statement”) (Registration No. 333-273097) for the sole purpose of filing Exhibit 5.1. Accordingly, Amendment No. 4 consists solely of the cover page, this explanatory note, Part II of the Registration Statement, the Exhibit Index, Exhibit 5.1 and the signature pages. The remainder of the Registration Statement is unchanged and therefore has not been included in this Amendment No. 4 filing.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Provisions in the Company bye-laws provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Company bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. However, these bye-law provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 98A of the Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company bye-laws, agreement, vote of shareholders or disinterested directors or otherwise.

The Company expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

The Company will enter into indemnification agreements with its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Bermuda law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

On August 12, 2022 and September 30, 2022, RoyaLand Company conducted private placements of shares of Class B Common Stock, and entered into certain subscription agreements with a number of (i) “accredited investors” as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, RoyaLand Company issued 2,000,000 shares of Class B Common Stock at $0.25 per share for a total of $500,000. The shares were subsequently exchanged for Class B Common Shares as described below. The Class B Common Shares that the private placement investors now hold as a result of these transactions are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”.

On January 28, 2022, RoyaLand Company issued 100,000 shares of common stock in connection with the incorporation of the RoyaLand Company, at an issue price of $0.001 per share, for a total consideration of $100. On March 1, 2022, the RoyaLand Company amended its articles of incorporation to authorize 300,000,000 shares of stock, consisting of (i) 250,000,000 shares of Common Stock, $0.001 par value per share, of which, 20,000,000 shares were designated Class A Common Stock, par value $0.001 per share, or the Class A Common Stock, and 230,000,000 shares were designated as Class B Common Stock, $0.001 par value per share, or the Class B Common Stock, and (ii) 50,000,000 shares of Preferred Stock, $0.001 par value per share; and effected a 100 to 1 forward stock split resulting in issued and outstanding shares of 6,500,000 of Class A Common Stock and 3,500,000 shares of Class B Common Stock.

The following table presents all of the shares owned before and after the forward stock split.

Shareholder	Common Stock Before Split	Class A Common Stock After Split	Class B Common Stock After Split	Aggregate Purchase Price Paid
Emanuele Filiberto di Savoia, Chief Executive Officer and Director	65,000	6,500,000	-	$65
Pinehurst Partners LLC (1)	25,000	-	2,500,000	$25
Jean-Claude Sindres, Chief Strategy and Creative Officer	10,000	-	1,000,000	$10

(1)	Pinehurst Partners LLC is a Colorado limited liability company, 100% owned by the Roth individual retirement account of Daniel Joseph McClory. Pinehurst Partners LLC’s managing member is Daniel Joseph McClory, our Executive Chairman and Director. Daniel Joseph McClory is deemed to beneficially own the Class A Common Shares owned by Pinehurst Partners LLC and has sole voting and dispositive powers over its shares. Pinehurst Partners LLC’s business address is 6525 Gunpark Drive, Suite 370-103, Boulder, CO 80301.

On October 25, 2022, we issued 1,000,000 Class A Common Shares in connection with the incorporation of The RoyaLand Company Ltd., at an issue price of $0.0002 per share, for a total consideration of $200. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital.

The following table presents the amounts of Class A Common Shares issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding share capital. The terms of these purchases were the same for all purchasers of our common shares.

Shareholder	Class A Common Shares	Aggregate Purchase Price Paid
Emanuele Filiberto di Savoia, Chief Executive Officer and Director	650,000	$130
Pinehurst Partners LLC (1)	250,000	$50
Jean-Claude Sindres, Chief Strategy and Creative Officer	100,000	$20

(1)	Pinehurst Partners LLC is a Colorado limited liability company, 100% owned by the Roth individual retirement account of Daniel Joseph McClory. Pinehurst Partners LLC’s managing member is Daniel Joseph McClory, our Executive Chairman and Director. Daniel Joseph McClory is deemed to beneficially own the Class A Common Shares owned by Pinehurst Partners LLC and has sole voting and dispositive powers over its shares. Pinehurst Partners LLC’s business address is 6525 Gunpark Drive, Suite 370-103, Boulder, CO 80301.

On November 28, 2022, we entered into a share exchange agreement with RoyaLand Company and its stockholders, pursuant to which all the stockholders of RoyaLand Company exchanged their shares for an equal number of shares in the Company, except for Emanuele Filiberto di Savoia, Pinehurst Partners, LLC, and Jean-Claude Sindres, who received the amount of shares they had in RoyaLand Company minus the amount of Company shares they subscribed for on October 25, 2022. As a result, the share exchange became effective under Nevada and Bermuda law, and RoyaLand Company became our wholly-owned subsidiary.

On November 29, 2022, we entered into a share purchase agreement as buyer with the shareholders of OAPLT as sellers, pursuant to which we purchased all of OAPLT’s share capital for cash of $132,988 and the option for the sellers to subscribe for up to 75,000 Class B Common Shares of the Company at a maximum price of $0.50 per share. As a result, the share purchase became effective under French law, and OAPLT became our wholly-owned subsidiary. On November 29, 2022, the sellers exercised their option to subscribe for 75,000 Class B Common Shares for $0.50 per share in reliance upon the provisions of Regulation S promulgated under the Securities Act.

On March 3, 2023, March 28, 2023, May 4, 2023, June 30, 2023, July 14, 2023 and July 18, 2023, we conducted private placements of Class B Common Shares and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 825,000 Class B Common Shares at $1.00 per share for a total of $825,000. The shares are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”. Boustead acted as placement agent in these private placements. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $57,750, or 7% of the total purchase price of the shares sold in the private placement, and a non-accountable expense allowance of $8,250, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead five-year warrants to purchase up to 57,750 Class B Common Shares in aggregate, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

On May 31, 2023, we entered into advisor agreements with seven consultants, pursuant to which we issued 25,000 Class B Common Shares under the 2023 Plan as compensation for services, for a total issuance of 175,000 Class B Common Shares.

On July 21, 2023, we conducted a private placement of units of securities, consisting of (i) one Class B Common Share and (ii) a three-year-term warrant to purchase 2.5 Class B Common Shares (the “Units”), and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 500,000 Units at $1.00 per Unit for a total of $500,000. The Units are subject to certain lockup provisions until 180 days after the commencement of trading of our Class B Common Shares, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”. Boustead acted as placement agent in this private placement. Pursuant to our engagement letter agreement with Boustead, in addition to payments of a success fee of $35,000, or 7% of the gross amount actually received by the Company in the private placement, and a non-accountable expense allowance of $5,000, or 1% of the gross amount actually received by the Company in the private placement, we agreed to issue Boustead five-year warrants to purchase up to 35,000 Class B Common Shares in aggregate, exercisable on a cashless basis, with an exercise price of $1.00 per share, subject to adjustment.

No underwriters were involved in these issuances. Unless otherwise stated above, the above issuances were exempt from registration under the Securities Act as they were issued to (i) “accredited investors” as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and/or Rule 506(b) of Regulation D promulgated thereunder, or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Amendment No. 3 to Form F-1 filed on November 30, 2023)
2.1	Share Exchange Agreement between The RoyaLand Company Ltd., RoyaLand Company and the stockholders of RoyaLand Company, dated as of November 28, 2022 (incorporated by reference to Exhibit 2.1 to Form F-1 filed on June 30, 2023)
2.2	Share Purchase Agreement between Mr. Thibault Cazin and Mr. Gaultier Cazin and The RoyaLand Company Ltd., dated as of November 29, 2022 (incorporated by reference to Exhibit 2.2 to Form F-1 filed on June 30, 2023)
3.1	Memorandum of Association of The RoyaLand Company Ltd. (incorporated by reference to Exhibit 3.1 to Form F-1 filed on June 30, 2023)
3.2	Bye-laws of The RoyaLand Company Ltd. (incorporated by reference to Exhibit 3.2 to Form F-1 filed on June 30, 2023)
4.1	Form of Representative’s Warrant (included in Exhibit 1.1)
4.2	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to Form F-1 filed on June 30, 2023)
5.1	Opinion of Conyers Dill & Pearman Limited regarding the legality of the Class B Common Shares
5.2	Opinion of Bevilacqua PLLC (incorporated by reference to Exhibit 5.2 to the Amendment No. 3 to Form F-1 filed on November 30, 2023)
10.1	Form of Private Placement Subscription Agreement (incorporated by reference to Exhibit 10.1 to Form F-1 filed on June 30, 2023)
10.2	English translation of Domiciliation Contract for OAPLT Office, dated as of February 17, 2023 (incorporated by reference to Exhibit 10.2 to Form F-1 filed on June 30, 2023)
10.3†	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.3 to Form F-1 filed on June 30, 2023)
10.4	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.4 to Form F-1 filed on June 30, 2023)
10.5†	The RoyaLand Company Ltd. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to Form F-1 filed on June 30, 2023)
10.6†	Form of Share Option Agreement for The RoyaLand Company Ltd. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to Form F-1 filed on June 30, 2023)
10.7†	Form of Restricted Shares Award Agreement for The RoyaLand Company Ltd. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to Form F-1 filed on June 30, 2023)
10.8†	Form of Restricted Share Unit Award Agreement for The RoyaLand Company Ltd. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to Form F-1 filed on June 30, 2023)
10.9†	Consulting Agreement between The RoyaLand Company Ltd. and Bryan Elbez, dated as of April 27, 2023 (incorporated by reference to Exhibit 10.9 to Form F-1 filed on June 30, 2023)
10.10†	Consulting Agreement between The RoyaLand Company Ltd. and Soheil Raissi, dated as of February 1, 2023 (incorporated by reference to Exhibit 10.10 to Form F-1 filed on June 30, 2023)
10.11	Project Agreement between The RoyaLand Company Ltd. and Neosperience S.p.A., dated as of June 30, 2023 (incorporated by reference to Exhibit 10.11 to the Amendment No. 1 to Form F-1 filed on July 24, 2023)
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to Form F-1 filed on June 30, 2023)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Form F-1 filed on June 30, 2023)
23.1	Consent of TAAD LLP (incorporated by reference to Exhibit 23.1 to the Amendment No. 3 to Form F-1 filed on November 30, 2023)
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)
23.3	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Form F-1 filed on June 30, 2023)
99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to the Amendment No. 3 to Form F-1 filed on November 30, 2023)
99.2	Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to the Amendment No. 3 to Form F-1 filed on November 30, 2023)
99.3	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.3 to the Amendment No. 3 to Form F-1 filed on November 30, 2023)
99.4	Consent of Nicole Holden to be named as a director nominee (incorporated by reference to Exhibit 99.4 to Form F-1 filed on June 30, 2023)
99.5	Consent of Pierre Galoppi to be named as a director nominee (incorporated by reference to Exhibit 99.5 to Form F-1 filed on June 30, 2023)
99.6	Request for Waiver and Representation under Item 8.A.4 of Form 20-F (incorporated by reference to Exhibit 99.6 to the Amendment No. 1 to Form F-1 filed on July 24, 2023)
107	Filing Fee Table (incorporated by reference to Exhibit 107 to the Amendment No. 1 to Form F-1 filed on July 24, 2023)

†	Executive compensation plan or arrangement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Monte Carlo, Monaco on December 1, 2023.

The RoyaLand Company Ltd.

By:	/s/ Emanuele Filiberto di Savoia
Name:	Emanuele Filiberto di Savoia
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Emanuele Filiberto di Savoia	Chief Executive Officer and Director	December 1, 2023
Emanuele Filiberto di Savoia	(Principal Executive Officer)

*	Chief Financial Officer	December 1, 2023
Bryan Elbez	(Principal Financial Officer and Principal Accounting Officer)

*	Executive Chairman and Director	December 1, 2023
Daniel Joseph McClory

*	Director	December 1, 2023
Alberto Libanori

*By:	/s/ Emanuele Filiberto di Savoia
Emanuele Filiberto di Savoia
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of The RoyaLand Company Ltd. has signed this registration statement or amendment thereto in New York on December 1, 2023.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.